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                                                                   EXHIBIT 10.11


December 29, 1994

Manuel Perry, Jr.
Chairman of the Board
First Commercial Bank
2450 Venture Oaks Way
Sacramento, CA 95833

Dear Mr. Perry:

Seapower Carpenter Capital, Inc. dba Carpenter & Company ("Carpenter") is pleased to submit this proposal to act as exclusive financial advisor to First Commercial Bank ("the Bank") and First Commercial Bancorp ("Bancorp") (hereinafter collectively hereafter described as the "Company"), as more fully described herein.

GENERAL SCOPE OF SERVICES

Carpenter is hereby retained to act as financial advisor to the Company (a) to provide Capital Placement Services for up to $15,000,000 in new capital for the Company and (b) to advise with respect to any Business Combination between the Company and any other entity ("Second Party").

For the purposes of this letter, Capital Placement means any investment or acquisition, either direct or indirect, in any debt or equity securities or any options or warrants to acquire such securities, issued by Bank or Bancorp for the purpose of raising additional capital, whether in conjunction with a Business Combination or otherwise, and whether through a private placement of securities to certain individuals or institutional investors or through a shareholders rights offering. For the purposes of this letter, Business Combination means (a) any merger, acquisition, consolidation, reorganization, or other business combination pursuant to which the business of a Second Party is combined with or comes under common control with that of the Company, or (b) the acquisition, directly or indirectly, by the Company or any Second Party of more than 24.9% of the capital stock, or all or a substantial portion of the assets, of either the Company or the Second Party.
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Mr. Manuel Perry
December 29, 1994
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SPECIFIC SERVICES

The following is a more specific outline of the scope of services in this engagement. It is not an exhaustive list, but provides an overview of the process and the responsibilities of Carpenter. Additional important responsibilities in the process will fall within the province of the Bank's counsel and auditors.

Certain of the elements outlined below, notably the asset review and on-site operational review, have already been completed, and are listed here in the interest of completeness only.

Review Phase

The review phase consists of the following components:

Five year financial review of the Bank, including, without limitation, analysis of balance sheet, income statement, net interest margin, operating expenses, carry, fee income, earnings opportunity, and related financial performance data.

On-site operational review, including analysis of branch operations, loan functions, data processing functions, staffing levels, fee income, and related areas of prospective earnings improvement.

Valuation analysis, reviewing market trading data for comparable institutions, trading short and long term trends, M&A transactions, and other relevant data to prepare preliminary market pricing indications.

Marketing Phase

The marketing phase consists of the following components:

Packaging, in which the material gathered in the review phase is presented in a formal sales package for presentation to investors. The package is provided to interested investors following their signature of a confidentiality agreement. The sales package describes the Bank and in substantial detail, sufficient to form the basis of preliminary off-site due diligence by investors.

Investor Canvass, in which contact is made with potential investors, the proposed transaction is described in general, and expressions of interest are solicited. Investors to be contacted include, without limitation, institutional and individual investors who have made similar investments over the last three years. It is anticipated that the investment will be placed with a small group of institutional investors on a private placement basis.

Rights Offering, in which appropriate actions are taken to offer the Company's existing
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Mr. Manuel Perry
December 29, 1994
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shareholders the opportunity to subscribe for new capital.

Carpenter will assist the Company in the preparation of materials attendant to and required by a rights offering to existing shareholders. Such rights offering is an integral part of the process required hereunder, providing shareholders the same opportunity being offered to third party investors.

The Negotiation Phase

The Negotiation Phase consists of the following elements:

Letters of Intent will be solicited from those investors who have completed their review of the package and are interested in proceeding further. A form of the letter will be provided to investors for their reference, outlining the Bank's desired terms; investors will, of course, be free to submit their own proposals on their own forms.

Negotiation will follow submission of letters of intent. The key term will be pricing. Other structuring elements related to classified assets may also be suggested. Carpenter will assist the Bank in the negotiation; and provide advice with respect to pricing and transaction structuring issues.

Due Diligence Phase

The Due Diligence Phase consists of the following elements:

Due Diligence, both on and off-site, will be conducted. On-site due diligence at Bank will likely take between one to three weeks. The time allotted to review the loan portfolio will be the single largest factor impacting timing. Carpenter staff will assist the Bank in managing the due diligence process, proper conduct of due diligence both increases the likelihood of the transaction proceeding and maintains the best pricing.

Concurrent with the due diligence will be conclusion of the Definitive Agreement, in which the final binding terms of the investment will be spelled out. Staff will assist as required in expediting the conclusion of the agreement.

Counsel for the investor will prepare and submit required Regulatory Filings to appropriate state and federal agencies. Those filings will include, inter alia, a Change of Control Application and related materials. Carpenter will assist the Bank in providing required materials to the investor and counsel.

FAIRNESS OPINION
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Mr. Manuel Perry
December 29, 1994
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Upon request, Carpenter shall provide a fairness opinion ("Opinion") in connection with any Business Combination or Capital Raising transaction covered by this agreement.

It is understood that any Opinion will be dated as of a date reasonably proximate to the date of any proxy statement or offer to purchase to be mailed to shareholders of the Company in connection with a Business Combination or Investment. It is further understood that, if the Opinion is included in the proxy statement or offer to purchase to be mailed to the shareholders, the Opinion will be reproduced in such proxy statement in full, and any description of or reference to Carpenter or the analyses performed by Carpenter or any summary of the Opinion will be in a form acceptable to Carpenter and its counsel in the exercise of their reasonable judgment. Except as provided in this letter, or as required by law, the Opinion will not be reproduced, summarized, described, or referred to without Carpenter's prior written consent, which shall not be unreasonably withheld.

TERM

This agreement shall take effect on the date first stated above and continues for one year.

COMPENSATION

Retainer Fee

In connection with the Advisory Services, the Company agrees to pay Carpenter a nonrefundable retainer of $50,000, due upon signing of this agreement.

Transaction Related Fees

Carpenter shall receive Transaction Fees as follows:

Capital Placement Fee, equal to 4.5% of the total capital raised in connection with Capital Placement Services.

Business Combination Fee, equal to 2% of the Aggregate Purchase Price paid by the Company, Bancorp, or by a Second Party in connection with a Business Combination. To the extent and only to the extent that a Capital Placement takes place in direct conjunction with and to facilitate a Business Combination, no Business Combination Fee shall be owing on funds on which a Capital Placement Fee is payable.

Aggregate Purchase Price means an amount equal to the sum of (a) the product of
(1) the consideration agreed to be paid or exchanged for each class of stock of the Second Party or the Company, as the case may be, and (2) the number of such shares to be acquired or exchanged and acquired or exchanged by the Company or the Second party as the case may be, plus, (b) the product of (1) the number of such shares issuable upon exercise of warrants, options, or other rights, or conversion or exchange of securities, all as
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Mr. Manuel Perry
December 29, 1994
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outstanding on or after the date of an agreement to effect a Business
Combination, and, without duplication, that are cashed out or exchanged, as the case may be, as part of the Business Combination and (2) the consideration to be paid with respect to such warrants, options or other rights.

Branch Sale/Purchase Performance Fee, equal to 1% of the total deposit premium paid to or by Bank, or $15,000 per branch sold, whichever is greater.

The retainer shall be credited against Transaction Fees. Transaction fees are payable at the time of closing of any transaction, and shall be paid directly out of the proceeds.

EXPENSE REIMBURSEMENT

In addition to any fees that may be payable to Carpenter under this letter, the Company agrees to reimburse Carpenter, upon written request made from time to time, at cost for its reasonable out of pocket expenses incurred in connection with its activities under this letter, including the reasonable fees and disbursements of its legal counsel. The Company shall not be obligated to reimburse Carpenter for any out of pocket expenses exceeding $25,000 in the aggregate for the term of the engagement, unless the Company shall specifically have authorized such additional expenditure in writing; provided, however, that such expense limitation and approval is not intended to apply to or in any way impair the indemnification provisions hereof.

CONFIDENTIAL INFORMATION

The Company shall furnish Carpenter with such information as Carpenter reasonably requires as appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Carpenter (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter and in rendering the Opinion without independently verifying the same (b) does not assume responsibility for the accuracy or completeness of the Information and (c) will not make any appraisal or valuation of assets or collateral securing assets of the Company.

Carpenter agrees to keep all non-public Information provided to it by the Company confidential, except as required by law or contemplated by the terms of this letter. Notwithstanding anything to the contrary herein, Carpenter may, after prior notice to the Company, disclose non-public information to its agents and advisors, who shall also agree to be bound by the terms of this paragraph.

INDEMNIFICATION
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Mr. Manuel Perry
December 29, 1994
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The Company agrees to indemnify and hold Carpenter and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons (each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages, and liabilities, joint or several, to which such indemnified Party may become subject under applicable state or federal law, or otherwise, arising out any actual or proposed Business Combination or Investment, or the retention of Carpenter, or the services performed under this letter, and will promptly reimburse such Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such indemnified Party is a party. The Company will not be liable under this indemnification provision to the extent that any loss, claim, damage, liability, or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Carpenter's bad faith, gross negligence, or willful misconduct.

The Company agrees to notify Carpenter and Carpenter agrees to notify the Company promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this letter.

OTHER TERMS

The Company and Carpenter agree and understand that the services proposed hereunder are distinct from those performed by Carpenter & Company as consultant to the Bank on Capital Planning and Strategic Planning Issues.

Pinnacle Funding of Newport Beach, California has previously conducted a review of the Bank's loan portfolio. It is the intention of the Company and Carpenter to use such analysis in the performance of the services described hereunder, subject to the consent of Pinnacle. To the extent that such use is not possible or prudent, or to the extent that additional work is necessary to complete the loan review process, Carpenter agrees that any and all reasonable additional loan review charges incurred by the Bank in connection with the matters that form the subject matter of this letter, and approved by Carpenter, shall be credited against the Transaction Fees that may be incurred hereunder.

Please confirm that the following correctly sets forth our agreement by signing and returning to Carpenter the duplicate copy of this letter enclosed herewith.

Sincerely
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Mr. Manuel Perry
December 29, 1994
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SEAPOWER CARPENTER CAPITAL, INC.  DBA
CARPENTER & COMPANY



John D. Flemming
Executive Vice President



Accepted and Agreed as of the date first written above



FIRST COMMERCIAL BANK               FIRST COMMERCIAL BANCORP



By:                                 By:
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Its:                                Its:
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